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                            Exhibit B
                            ---------

                        SYNTHETECH, INC.

                    2000 STOCK INCENTIVE PLAN

                       SECTION 1.  PURPOSE
                       -------------------
     The purpose of the Synthetech, Inc. 2000 Stock Incentive Plan (the "Plan") is to enhance the profitability and long-term shareholder value of Synthetech, Inc., an Oregon corporation (the "Company"), by offering opportunities to selected persons to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

                   SECTION 2.  DEFINITIONS
                   -----------------------
     For purposes of the Plan, the following terms shall be defined as set forth below:

     "Award" means an award or grant made pursuant to the Plan, including awards or grants of Options and Stock Awards, or any combination of the foregoing.

     "Board" means the Board of Directors of the Company.

     "Cause," unless otherwise defined in an employment or services agreement between the Company or a Related Corporation and a Participant, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Common Stock" means the common stock, par value $0.001 per share, of the Company.

     "Corporate Transaction" means either of the following events:

     (a) Consummation of any merger or consolidation of the Company with or into another corporation or

     (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or all or substantially all the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as defined in Section 8) of the Company;

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provided that a Corporation Transaction shall not include (i) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the Successor Corporation immediately after the merger, (ii) a mere reincorporation of the Company or (iii) a transaction undertaken for the sole purpose of creating a holding company.

     "Disability," unless otherwise defined by the Plan Administrator, means "disability" as that term is defined for purposes of the Company's Long Term Disability Plan or other similar successor plan applicable to salaried employees.

     "Effective Date" has the meaning set forth in Section 15.

     "Employment Termination Date" has the meaning set forth in
Section 7.6.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

     "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Participant:

     (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) that, in the Participant's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities that, in the Participant's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant's employment for Cause, as a result of his or her Disability or death, or by the Participant other than for Good Reason;

     (b)  a reduction in the Participant's annual base salary;

     (c) the Successor Corporation's requiring the Participant (without the Participant's consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

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     (d)  the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Participant was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Participant with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

     (e) any material breach by the Successor Corporation of its obligations to the Participant under the Plan or any substantially equivalent plan of the Successor Corporation; or

     (f) any purported termination of the Participant's employment or service relationship for Cause by the Successor
Corporation that is not in accordance with the definition of Cause under the Plan.

     "Grant Date" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

     "Incentive Stock Option" means an Option to purchase Common
Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in
Section 422 of the Code.

     "Nonqualified Stock Option" means an Option to purchase
Common Stock granted under Section 7 other than an Incentive
Stock Option.

     "Option" means the right to purchase Common Stock granted under Section 7.

     "Option Expiration Date" has the meaning set forth in
Section 7.6.

     "Option Term" has the meaning set forth in Section 7.3.

     "Parent," except as otherwise provided in Section 8 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

     "Participant" means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant's estate, the person(s) to whom the Participant's rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 11; or (c) the person(s) to whom an Award has been transferred in accordance with Section 11.

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     "Plan Administrator" means the Board or any committee or
committees designated by the Board or any person to whom the Board has delegated authority to administer the Plan under
Section 3.1.

     "Related Corporation" means any Parent or Subsidiary of the Company.

     "Retirement" means retirement on or after the individual's normal retirement date under the Company's 401(k) plan or other similar successor plan applicable to salaried employees, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stock Award" means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

     "Subsidiary," except as otherwise provided in Section 8 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

     "Successor Corporation" has the meaning set forth in
Section 12.3.

     "Vesting Commencement Date" means the Grant Date or such other date selected by the Plan Administrator as the date from which the Option begins to vest for purposes of Section 7.4.

                 SECTION 3.  ADMINISTRATION
                 --------------------------
     3.1    Plan Administrator

     The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Board.

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     3.2    Administration and Interpretation by Plan Administrator

     Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

            SECTION 4.  STOCK SUBJECT TO THE PLAN
            -------------------------------------
     4.1    Authorized Number of Shares

     Subject to adjustment from time to time as provided in
Section 12.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 500,000 shares.

     In addition, (a) any authorized shares not issued or subject to outstanding awards under the Company's 1995 Stock Incentive Compensation Plan or its 1990 Stock Incentive Compensation Plan (the "Prior Plans") on the Effective Date and (b) any shares subject to outstanding awards under the Prior Plans on the Effective Date that cease to be subject to such awards (other than by reason of exercise or payment of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 893,450 shares, shall cease, as of the date of shareholder approval of the Plan, to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan.

     Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

     4.2    Reuse of Shares

     Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Awards under the Plan.

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     4.3    Limitations

     Subject to adjustment from time to time as provided in
Section 12.1, not more than 350,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

                SECTION 5.  ELIGIBILITY
                -----------------------
     Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Related Corporations; provided, however, that such Participants (a) are natural persons or an alter ego entity;
(b) render bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction; and (c) render bona fide services that do not directly or indirectly promote or maintain a market for the Company's securities.

                   SECTION 6.  AWARDS
                   ------------------
     6.1    Form and Grant of Awards

     The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Awards may be granted singly or in combination.

     6.2    Settlement of Awards

     The Company may settle Awards through the delivery of shares of Common Stock, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

     6.3    Acquired Company Awards

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of

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property or stock, reorganization or liquidation (the
"Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

               SECTION 7.  AWARDS OF OPTIONS
               -----------------------------
     7.1    Grant of Options

     The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

     7.2    Option Exercise Price

     The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options.

     7.3    Term of Options

     The term of each Option (the "Option Term") shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Sections 8.2 and 8.4.

     7.4    Exercise of Options

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable as to 25% of the Option after each year from the Vesting Commencement Date, which schedule may be waived or modified by the Plan Administrator at any time.

     The Plan Administrator may adjust the vesting schedule of an Option held by a Participant who works less than "full-time" as that term is defined by the Plan Administrator.

     To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being

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exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

     7.5    Payment of Exercise Price

     The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check (acceptable to the Plan Administrator) or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

     (a)  cash;

     (b)  check (acceptable to the Plan Administrator);

     (c) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

     (d)   if and so long as the Common Stock is registered under
Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

     (e) such other consideration as the Plan Administrator may permit.

     In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of a full-recourse promissory note,
(ii) the payment by the Participant of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the Company of a full-recourse loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

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     7.6    Post-Termination Exercises

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

     (a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant's employment or service relationship (the "Employment Termination
Date") shall expire on such date.

     (b) Any portion of an Option that is vested and exercisable on the Employment Termination Date shall expire upon the earliest to occur of

          (i) if the Participant's Employment Termination Date occurs for reasons other than Cause, Retirement, Disability or death, the three-month anniversary of such Employment Termination
Date;

          (ii) if the Participant's Employment Termination Date occurs by reason of Retirement, Disability or death, the one-year anniversary of such Employment Termination Date; and

          (iii)     the last day of the Option Term (the "Option
Expiration Date").

     Notwithstanding the foregoing, if the Participant dies after the Employment Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Employment Termination Date shall expire upon the earlier to occur of (y) the last day of the Option Term and
(z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

     Also notwithstanding the foregoing, in case of termination of the Participant's employment or service relationship for Cause, the Option shall automatically expire at the time the Company first notifies the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option likewise shall be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after the Participant's relationship with the Company or a Related Corporation has ended, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

     (c) A Participant's transfer of employment or service relationship between or among the Company and a Related
Corporation, or a change in status from an employee to a consultant,

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agent, advisor or independent contractor or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of employment or service relationship for purposes of this Section 7. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

       SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS
       ----------------------------------------------
     To the extent required by Section 422 of the Code, Incentive
Stock Options shall be subject to the following additional terms and conditions:

     8.1    Dollar Limitation

     To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

     8.2    More Than 10% Shareholders

     If an individual owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations, then the exercise price per share of an Incentive Stock Option granted to such individual shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

     8.3    Eligible Employees

     Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options.

     8.4    Term

     Subject to Section 8.2, the Option Term shall not exceed ten years.

     8.5    Exercisability

     An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Employment Termination Date for reasons other than death or disability, (b) more than one year after the Employment Termination Date by reason of disability, or (c) after the Participant has been on leave of absence for more than

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90 days, unless the Participant's reemployment rights are
guaranteed by statute or contract.

     8.6    Taxation of Incentive Stock Options

     In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

     8.7    Shareholder Approval

     If the shareholders of the Company do not approve the Plan within 12 months after the Board of Director's adoption of the Plan, any outstanding Incentive Stock Options will become
Nonqualified Stock Options.

     8.8    Promissory Notes

     The amount of any promissory note delivered pursuant to
Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

     8.9    Code Definitions

     For purposes of this Section 8, "parent corporation,"
"subsidiary corporation" and "disability" shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

                  SECTION 9.  STOCK AWARDS
                  ------------------------
     9.1    Grant of Stock Awards

     The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to profits, profit growth, profit-related return ratios, cash flow or total shareholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which

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shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant's employment or service relationship.

     9.2    Issuance of Shares

     Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant's death, to the personal representative of the Participant's estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

     9.3    Waiver of Restrictions

     Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under
Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

                  SECTION 10.  WITHHOLDING
                  ------------------------
     The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the Company withhold shares of Common Stock (up to the employer's minimum required tax withholding rate) or (c) by transferring to the Company shares of Common Stock (already owned by the Participant for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award (up to the employer's minimum required tax withholding rate) or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes.

               SECTION 11.  ASSIGNABILITY
               --------------------------
     Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant's lifetime, such Awards may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Participant to designate a beneficiary who may exercise the Award or receive payment under the Award after the Participant's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                 SECTION 12.  ADJUSTMENTS
                 ------------------------
     12.1   Adjustment of Shares

     In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in
(a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and the maximum number and kind of securities that may be made subject to Awards to any individual as set forth in Section 4.3 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

     12.2   Dissolution or Liquidation

     In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Plan Administrator in its discretion may permit a Participant to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable shares of Common Stock covered thereby and with respect to such number of unvested shares as the Plan Administrator shall determine. In addition, the Plan Administrator may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of shares as the Plan Administrator shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Stock Award has not been waived by the Plan Administrator, the Stock Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

     12.3   Corporate Transaction

     12.3.1  Options

     (a) In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Option, each outstanding Option shall be assumed or continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation").

     (b) In the event that the Successor Corporation refuses to assume, continue or substitute for the Option, each outstanding Option shall become fully vested and exercisable with respect to the unvested portion of the Option; provided, that such acceleration will not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any Corporate Transaction for which pooling of interests accounting treatment is sought by the Company. In such case, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a specified time period after the date of such notice, and the Option shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction.

     (c) For the purposes of this Section 12.3, the Option shall be considered assumed if following the Corporate Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction.

     (d) All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

     12.3.2  Stock Awards

     In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, the vesting of shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Corporate Transaction. If unvested Options are to be assumed, continued or substituted by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such Stock Awards are subject shall continue with respect to shares of the Successor Corporation that may be issued in exchange for such shares.

     12.3.3  Acceleration

     Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall automatically become fully vested and exercisable with respect to the unvested portion of the Award (and the forfeiture or repurchase provisions to which such Awards may be subject shall lapse to the same extent) in the event that the Participant's employment or service relationship with the Successor Corporation should subsequently terminate within two years following such Corporate Transaction, unless such employment or service relationship is terminated by the Successor Corporation for Cause or by the Participant voluntarily without Good Reason; provided, that such acceleration shall not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any Corporate Transaction for which pooling of interests accounting treatment is sought by the Company.

     12.4   Further Adjustment of Awards

     Subject to Sections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

     12.5   Limitations

     The grant of Awards shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     12.6   Fractional Shares

     In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

   SECTION 13.  AMENDMENT AND TERMINATION OF PLAN
   ----------------------------------------------
     13.1   Amendment of Plan

     The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan,
(b) modify the class of employees eligible to receive Options, or
(c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

     13.2   Termination of Plan

     The Board may suspend or terminate the Plan at any time.
The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of
Section 422 of the Code.

     13.3   Consent of Participant

     The amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Participant's consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

                   SECTION 14.  GENERAL
                   --------------------
     14.1   Evidence of Awards

     Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

     14.2   No Individual Rights

     Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any

Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant's employment or other relationship at any time, with or without Cause.

     14.3   Issuance of Shares

     Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

     The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

     To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

     14.4   No Rights as a Shareholder

     No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

     14.5   Compliance With Laws and Regulations

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

     14.6   Participants in Foreign Countries

     The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

     14.7   No Trust or Fund

     The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

     14.8   Severability

     If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.


     14.9   Choice of Law

     The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of laws.

                SECTION 15.  EFFECTIVE DATE
                ---------------------------
     The effective date is the date on which the Plan is approved by the Company's shareholders (the "Effective Date"), so long as such approval is within 12 months of the date on which the Plan was adopted by the Board.